UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 29, 2018

Global Power Equipment Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-16501	73-1541378
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

400 E. Las Colinas Boulevard, Suite 400

Irving, Texas 75039

(Address of Principal Executive Offices, Zip Code)

Registrant’s telephone number, including area code: 214-574-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                              ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Erin Gonzalez

Global Power Equipment Group Inc. (the “Company” or “Global Power”) previously announced that it began a major cost reduction initiative to reduce its overhead costs as it restructures and consolidates its corporate functions. In connection with that initiative, effective May 29, 2018, Erin Gonzalez resigned as the Company’s Chief Financial Officer and Principal Accounting and Financial Officer and any and all other positions at the Company and its subsidiaries.

In connection with her resignation, Ms. Gonzalez entered into a Separation Agreement with the Company, dated May 29, 2018 (the “Separation Agreement”). Under the terms of the Separation Agreement, the Company has agreed to pay to Ms. Gonzalez: (1) 12 months of continued base salary; (2) $103,180, representing 75.04% of her target short term incentive for the 2017 fiscal year (the payment of which Ms. Gonzalez previously elected to defer), payable in equal monthly installments beginning June 30, 2018 through September 30, 2018; (3) $137,500, representing her target short-term incentive for the 2018 fiscal year, payable on the earlier of December 14, 2018 or the date of a change in control of the Company; and (4) subsidized medical coverage for 12 months. Ms. Gonzalez has agreed to provide consulting services to the Company for 30 days in order to facilitate the transition of her duties for no additional consideration.

All of her currently unvested restricted stock units vested in full. The Separation Agreement includes a standard non-disparagement covenant, as well as a release of claims, and requires Ms. Gonzalez to reaffirm the restrictive covenants in her employment agreement.

Ms. Gonzalez will continue to be covered by the Company’s officers’ and directors’ indemnification policy and related insurance with respect to her service with the Company.

The foregoing description is qualified in its entirety by reference to the Separation Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Appointment of Timothy M. Howsman

Upon the resignation of Ms. Gonzalez, Timothy M. Howsman was appointed interim Chief Financial Officer, and will serve as the Company’s Principal Financial Officer and Principal Accounting Officer. Mr. Howsman will receive an annual base salary of $275,000, and his target annual incentive opportunity under the Company’s Short-Term Incentive Plan will be at least 60% of his annual salary.

Mr. Howsman, 57, served as the Company’s Chief Financial Officer, Products from April 2015 through March 2017 and concurrently served as Principal Financial Officer from November 2015 through March 2017. Mr. Howsman was subsequently re-hired as Chief Accounting Officer on December 11, 2017, but did not serve as an executive officer in such role. Mr. Howsman previously served as the Company’s Corporate Controller from August 2014 through March 2015. Prior to joining the Company, Mr. Howsman served as the Vice President, Controller of Blue Lynx Media, LLC, the accounting shared service center for Tribune Publishing, from April 2011 through July 2014. Prior to joining Blue Lynx Media, Mr. Howsman held positions of increasing responsibility in the accounting department of Dresser, Inc., an international manufacturing company providing highly engineered products primarily to the energy sector, from April 2006 to January 2011. During his tenure at Dresser, his roles included serving as the Assistant Corporate Controller and Director, Accounting Center. Mr. Howsman began his career working for one of the former Big Eight public accounting firms, after which he worked in various industries and held positions of increasing responsibility in both accounting and finance as well as operations.

There is no arrangement or understanding between Mr. Howsman and any other person pursuant to which he was selected as an officer of the Company, and there are no family relationships between Mr. Howsman and any of the Company’s directors or executive officers. There are no transactions to which the Company is a party and in which Mr. Howsman has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

On June 4, 2018, the Company issued a press release announcing the matters set forth above. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Separation Agreement, dated May 29, 2018, by and between Global Power Equipment Group Inc. and Erin Gonzalez.

99.1	Press release, dated June 4, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 4, 2018

Global Power Equipment Group Inc.

By: /s/ Charles E. Wheelock
Charles E. Wheelock
Vice President, Administration, General Counsel & Secretary